Exhibit 99.1

CONTACT:	Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Publishes Second Annual Corporate Responsibility Report

Publication features focus on teammate safety and energy efficiency

ROCHESTER, NY – June 21, 2022 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, has released its second annual Corporate Responsibility Report, “Responsibility Drives Monro.Forward.” The report covers Monro’s environmental, social, and governance (ESG) efforts for fiscal year 2022.

The Corporate Responsibility Report highlights the actions Monro is taking every day to care for its teammates and guests, to make a positive impact on the communities where it operates, and to act as a good steward of the environment.

“As our business grows, so does our commitment to further integrating ESG factors into our strategy and operations,” said Mike Broderick, president and chief executive officer. “Working collaboratively with our board of directors, we identified two specific ESG-related goals in fiscal year 2022 – teammate safety and energy efficiency. These goals are tangible examples of how ESG factors are being embedded in our everyday decisions.”

Monro’s progress toward its ESG goals, as well as the following notable highlights, are addressed in the report:

•	Fostering diversity, equity, and inclusion through recruitment and training initiatives that are focused on developing a workforce and leadership team closely resembling Monro’s loyal customer base.

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Reducing the company’s direct energy and emissions footprint by implementing energy-saving initiatives such as LED lighting and energy efficient signage, as well as increased supply chain efficiencies through the recent divestiture of Monro’s tire distribution assets to American Tire Distributors.

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Giving back to the communities it serves through a strategy that focuses on three pillars of community engagement: economic and food security, education of youth and family services, and veterans’ services.

•	Strengthening cybersecurity and data privacy by refining policies and practices according to leading industry standards and making investments in technology infrastructure.

The report includes a mapping to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries.

Monro’s 2022 Corporate Responsibility Report is available on its corporate website at https://corporate.monro.com/corporateresponsibility.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country. With a growing market share and a focus on sustainable growth, the company generated approximately $1.4 billion in sales in fiscal 2022. Monro continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,300 stores and 9,000 service bays nationwide, Monro offers its guests the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers safely back on the road. For more information, please visit www.corporate.monro.com.